[GRAPHIC  OMITED]

                               NEWS  RELEASE


FOR  IMMEDIATE  RELEASE  DECEMBER  18,  2002


Contact:     Allen  &  Caron  Inc.             Rene  Randall
             Joseph  Allen  (investors)        (604)  683-8286
             (212)  691-8087                   rrandall@bmgmt.com
             joe@allencaron.com                ------------------
             ------------------
                     or
             Kari  Rinkeviczie  (media)
             (616)  647-0780
             kari@allencaron.com


                 MFC BANCORP LTD. ANNOUNCES EXTENSION OF EXPIRY
                    TIME OF BID FOR MED NET INTERNATIONAL LTD.

NEW  YORK  CITY,  (December  18, 2002) - - - MFC Bancorp Ltd. (Nasdaq: MXBIF and
Frankfurt Stock Exchange: MFC GR) today announced that 1,339,167 common shares of Med Net International Ltd. ("Med Net") have been tendered to MFC's offer dated November 7, 2002 to purchase all of the issued and outstanding common shares of Med Net (the "Offer"). As a result, MFC has taken up and owns an aggregate of approximately 1,656,703 Med Net common shares, representing approximately 47.8% of the issued and outstanding Med Net common shares.

MFC has announced that it has extended the expiry time of the Offer for Med Net common shares from 12:00 a.m. (PST) on December 17, 2002 to 4:00 p.m. (EST) on January 17, 2003 in order to allow shareholders of Med Net that have not as yet been able to tender their common shares pursuant to the Offer additional time to do so. Contact information is provided above if you require further information regarding the Offer.

ABOUT  MFC  BANCORP

MFC Bancorp Ltd. owns companies that operate in the financial services industry, specializing in merchant banking internationally. To obtain further information on the Company, please visit our web site at http://www.mfcbancorp.com.


Certain statements included herein are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Management of MFC cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of MFC to differ include, but are not necessarily limited to, the risks and uncertainties discussed in documents filed by MFC with the Securities and Exchange Commission.

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